Exhibit 99.1

NEWS RELEASE	Contact:	Derek Gaertner
For Immediate Release		2533 South Coast Highway 101, Suite 240
Cardiff-By-The-Sea, California 92024

MACC Private Equities Inc.
Announces  Nasdaq Delinquency Notification Letter

CARDIFF-BY-THE-SEA, CALIFORNIA — (August 30, 2010) — On August 24, 2010, MACC Private Equities Inc. (the “Company”) recevied a Nasdaq Staff Delinquency Letter indicating that the Company is not in compliance with the filing requirements under Nasdaq Marketplace Rule 5250(c)(1) since the Company’s Form 10-Q for the period ended June 30, 2010 (the “Filing”) has not yet been reviewed in accordance with Statement of Accounting Standards No. 100, as required by Rule 8-03 of Regulation of S-X.  Pursuant to the Nasdaq Marketplace Rules, the Company now has 60 calendar days (or until October 25, 2010) to submit a plan to regain compliance.  If Nasdaq accepts the Company’s plan, the Company will have an exception of up to 180 days from the filing’s due date (or until February 14, 2011) to regain compliance.  If Nasdaq does not accept the Company’s plan, the Company will have an opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company filed an amended Form 10-Q with the Securities and Exchange Commission (“SEC”) on August 18, 2010 regarding this review and is currently working with its independent registered public accounting firm on review of a the value of a certain portfolio investment which may require an adjustment to the recorded value related to a prior period.  The Company plans to complete and resolve this review within the next 60 calendar days therefore not requiring submission of a plan to Nasdaq.  The Nasdaq notification has no effect on the listing of the Company’s common stock at this time.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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